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                                                                    EXHIBIT 10.2


                          SALARY CONTINUATION AGREEMENT


         THIS SALARY CONTINUATION AGREEMENT (this "Agreement") made as of the 2nd day of July, 2003, by and between ValueVision Media, Inc., a Minnesota corporation (the "Company"), and_______________, a resident of Minnesota ("Employee").

                                   BACKGROUND

         A. The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders.

         B. The Company wishes to provide Employee with severance arrangements in the event of Employee's termination of employment under certain circumstances, and to receive from Employee certain agreements and covenants, as set forth in this Agreement.

         C. In consideration of the premises and mutual promises contained in this Agreement, the parties hereto agree as follows.

                                    AGREEMENT

1.       Termination of Employment.

         (a) Termination Date. Employee's employment with the Company or any affiliate of the Company may be terminated by the Company or by Employee at any time for any reason. Employee's employment will terminate immediately upon the death or Disability of Employee. The date upon which Employee's termination of employment is effective shall be the "Termination Date."

         (b) Termination By the Company For Cause or By Employee Without Good Reason. If the Company terminates Employee's employment for Cause, or if Employee terminates Employee's employment without Good Reason, the Company will pay to Employee the base salary and other compensation, if any, earned through the Termination Date, in accordance with the regular policies and practices of the Company. Employee will not be entitled to receive any other salary or compensation from the Company following the Termination Date.

         (c)      Termination By Employee for Good Reason or By Company Without
                  Cause.

                  (1) Payments. Subject to Section 18(a), if Employee gives written notice of intention to terminate Employee's active employment for Good Reason or if the Company gives written notice of intention to terminate Employee's active employment for any reason other than Cause, death or Disability (the date of delivery of such notice to the other party, the "Notice Date"),





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                           then Employee will continue as an inactive employee
                           on the Company's payroll during the Severance Period (as defined below), and during the Severance Period will provide the consultation services to the Company pursuant to Section 19, and the Company will pay to Employee the base salary and other compensation, if any, earned through the Notice Date, in accordance with the regular policies and practices of the Company, and, subject to Section 2 below, will also:

                           (A) pay to Employee the actual bonus award, under any bonus plan or program in which Employee is a participant as of the Notice Date, that Employee would have received for the fiscal year in which the Notice Date occurs, prorated for the number of days from the beginning of the fiscal year until the Notice Date, and payable at the time that bonus payments for such fiscal year are paid to other executive employees of the Company;

                           (B) pay to Employee, in a lump-sum payment within 25 business days following the Notice Date, an amount equal to the annual bonus objective or target for such Employee for the fiscal year in which the Notice Date occurs;

                           (C) continue to pay to Employee as severance pay, in accordance with the regular payroll practices of the Company for a period of twenty-four (24) months following the Notice Date (the "Severance Period"), an amount equal to Employee's base salary plus auto allowance, at the rates in effect on the Notice Date or at such higher rates, if any, in effect during the one-year period immediately preceding the Notice Date;

                           (D) if Employee is eligible for and elects continuation coverage under the Company's group medical, dental or life insurance plans, pay on Employee's behalf or reimburse Employee for (such payment method to be at the Company's option) the premiums Employee is required to pay to continue such coverage from the Notice Date until the earlier of
                                    (i) twenty-four (24) months following the Notice Date, (ii) the date on which Employee becomes eligible for other group medical, dental or life insurance benefits from another employer, and (iii) the date on which such continuation coverage ends in accordance with the terms of the applicable plans and laws, provided that if the Company's payments hereunder are taxable to Employee the Company shall gross up such premium payments to cover estimated federal, state, and local taxes on such payments as determined in good faith by the Company. For the avoidance of doubt, Employee will not be eligible to participate in the Company's 401(k) plan following the Notice Date; and




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                           (E)      pay to Employee, in a lump sum in accordance
                                    with the Company's regular policies and
                                    practices, all accrued and unused vacation time earned through the Notice Date.

                  (2) Options and Restricted Stock. Subject to Section 18(a), if Employee terminates Employee's employment for Good Reason or if the Company terminates Employee's employment for any reason other than Cause, death or Disability, and if Employee has been granted any stock options or restricted stock by the Company, unless otherwise provided in any plan or agreement applicable to any stock options or restricted stock granted to Employee prior to the date of this Agreement:

                           (A) the vesting of such options or stock which have not yet vested will accelerate and vest in full as of the last day of the Severance Period; and

                           (B) Employee will have a period of 90 days from the last day of the Severance Period in which to exercise any stock options granted by the Company, and after such date, any stock options which have not been exercised will be cancelled and be null and void.

         (d) Termination Due to Disability. Employee's employment with the Company or any affiliate of the Company will be deemed to terminate immediately upon a Disability of Employee. If Employee's employment terminates due to Disability, the Company will pay to Employee the base salary and other compensation, if any, earned through the Termination Date, in accordance with the regular policies and practices of the Company, and will also pay the actual bonus award, under any bonus plan in which Employee is a participant as of the Termination Date, that Employee would have received for the fiscal year in which the Termination Date occurs, prorated for the number of days from the beginning of the fiscal year until the Termination Date, and payable at the time that bonus payments for such fiscal year are paid to other executive employees of the Company. Employee will not be entitled to receive any other salary or compensation from the Company following the Termination Date, but may receive long-term disability benefits to the extent eligible in accordance with the terms and conditions of any plan or program in which Employee is a participant;

         (e) Termination Due to Death. Employee's employment with the Company or any affiliate of the Company will end immediately upon Employee's death. If Employee's employment terminates due to death, the Company will pay to Employee's estate the base salary and other compensation, if any, earned through the Termination Date, in accordance with the regular policies and practices of the Company, and, subject to Section 2 below, will also pay to Employee's estate the actual bonus award, under any bonus plan in which Employee is a participant as of the Termination Date, that Employee would have received for the fiscal year in which the Termination Date occurs, prorated for the number of days from the




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                  beginning of the fiscal year until the Termination Date, and payable at the time that bonus payments for such fiscal year are paid to other executive employees of the Company;


         (f)      Cause. "Cause" means:

                  (1) a material act or acts of fraud which result in or are intended to result in Employee's personal enrichment at the direct expense of the Company, including without limitation, theft or embezzlement from the Company;

                  (2) material violation by Employee of any written Company policy, regulation or practice;

                  (3)      conviction of Employee of a felony; or

                  (4) material breach by Employee of any provision of this Agreement, of any employment agreement between Employee and the Company, or of Employee's obligations as an officer or employee of the Company.

         (g) Good Reason. "Good Reason" means the occurrence of any one or more of the following events without Employee's express written consent:

                  (1) the Company reduces, diminishes or changes in an adverse manner to the Employee the title or executive duties and responsibilities of Employee, or reduces the base salary, automobile allowance, bonus objective, and/or benefits of Employee, except as part of an across-the-board compensation reduction or change in benefits or bonus plan applicable on the same basis to all executives of the Company (provided that any such reduction(s) or change(s) shall not in the aggregate during the three (3) years following the date of this Agreement exceed an amount equal to ten percent (10%) of Employee's total cash compensation during the 12 month period immediately preceding the first such reduction or change);

                  (2) the Company materially breaches its obligations to pay Employee, and such failure to pay is not a result of a good faith dispute between the Company and Employee; or

                  (3) the Company requires Employee to be based at any office or location greater than 60 miles from the location of Employee's primary work location as of the date hereof;

                  provided, however, that such occurrences will not be deemed to be Good Reason unless and until the Company has received from Employee written notice of such occurrence stating the basis for the Employee's determination that Good Reason for termination exists, the Company has not cured such occurrence within 30 days





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                  (ten days with regard to any occurrence described in Section
                  1(g)(2) above) following receipt by the Company of such notice; and provided further that in the case of Section 1(g)(3) above, that Employee will be obligated to continue to perform his duties at Employee's current location until released by the Company.

         (h) Disability. "Disability" means a continuing condition of Employee that has been determined to meet the criteria set forth in the Company's Long Term Disability Plan, or similar successor long-term disability insurance plan, to render a participant eligible for long-term disability benefits under such plan, whether or not Employee is in fact covered by such plan. The determination shall be made by the insurer of the plan or, if Employee is not covered by the plan, by the Company in its sole discretion.

         (i) Company Obligations. In the event of termination of Employee's employment, the sole obligation of the Company hereunder is its obligation to make the payments called for by this Section 1, as applicable, and to honor the terms of existing stock option and restricted stock agreements, together with applicable plans, including any accelerated vesting thereof as provided in this Agreement, and the Company will have no other obligation to Employee or to Employee's beneficiary or Employee's estate, except as otherwise provided by law, under the terms of any other applicable agreement between Employee and the Company, or under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

         (j) Tax Withholding. All payments made to Employee or on Employee's behalf under this Agreement shall be subject to withholding for all applicable federal, state and other taxes and other withholdings required by law.

2. Conditions for Receipt of Severance. Notwithstanding the foregoing provisions of this Agreement, the Company is not obligated to make any payments to Employee under Sections 1(c), or pay the bonus amounts referred to in Sections 1(d) or 1(e), as the case may be, unless and until Employee or, if applicable, the legal representative on behalf of Employee's estate, signs a release of claims in favor of the Company and its affiliates in a form to be prescribed by the Company, all applicable consideration and rescission periods provided by law shall have expired, and Employee is in strict compliance with the terms of this Agreement as of the dates of such payments.

3. Confidential Information. Employee acknowledges that the confidential information and data obtained by Employee during the course of Employee's employment by the Company or any affiliate of the Company concerning the business or affairs of the Company or any affiliate is the property of the Company and will be confidential to the Company. Such confidential information may include, but is not limited to, customer data or lists, vendor data or lists, contracts with vendors or other third parties, business plans, prospects or opportunities, software codes or development work, financial information, including the financial terms with or performance of vendors, and trade secrets, but does not include Employee's general business or direct marketing knowledge





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         (the "Confidential Information"). All the Confidential Information
         shall remain the property of the Company and Employee agrees that Employee will not disclose to any unauthorized persons or use for Employee's own account or for the benefit of any third party any of the Confidential Information without the Company's written consent. Employee agrees to deliver to the Company at the termination of employment, all memoranda, notes, plans, records, reports, video and audio tapes and any and all other documentation (and copies thereof), whether in electronic, written, photographic or video form, relating to the business of the Company or any affiliate, which Employee may then possess or have under Employee's direct or indirect control. Notwithstanding any provision herein to the contrary, Confidential Information does not include information which is publicly available to Employee and others by proper means, readily ascertainable from public sources, known to Employee at the time the information was disclosed or which is rightfully obtained from a third party; information required to be disclosed by law, provided Employee provides notice to the Company to permit the Company to seek a protective order; or information disclosed by Employee to Employee's attorney regarding litigation with the Company.

4.       Inventions and Patents.

         (a) Assignment of Rights. Employee agrees that all inventions, innovations or improvements in the method of conducting the Company's business or otherwise related to the Company's business (including new contributions, improvements, ideas and discoveries, whether patentable or not) ("Inventions") conceived or made by Employee during Employee's employment with the Company or any affiliate of the Company. Employee will promptly disclose any and all Inventions to the Company, assign to the Company Employee's entire right, title and interest in and to any and all Inventions and any and all letters patent filed or issued in connection with such Inventions, and perform all actions reasonably requested by the Company to establish and confirm such ownership.

         (b) Exception. This Section 4 does not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Employee's own time, and (i) that does not relate (A) directly to the business of the Company or any affiliate of the Company, or (B) to the Company's or any affiliate's actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Employee for the Company or any affiliate of the Company.

5.       Noncompete and Related Agreements.

         (a) Covenants of Employee. Employee agrees that during the Noncompetition Period (as herein defined), Employee will not:
                  (i) directly or indirectly own, manage, control, participate in, lend Employee's name to, act as consultant or advisor to or render services for, alone or in association with any other person, firm, corporation or other business organization, any other person or entity engaged as a





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                  competitor to the Company or any of its affiliates in the live television home shopping business or an ecommerce business affiliated with a live television home shopping business (the "Restricted Business"), anywhere within the United States that the Company or any of its affiliates operates during Employee's employment (the "Restricted Area"); (ii) have any interest directly or indirectly in any business engaged in the Restricted Business in the Restricted Area other than the Company (provided that nothing herein will prevent Employee from owning in the aggregate not more than 1.0% of the outstanding stock of any class of a corporation engaged in the Restricted Business in the Restricted Area which is publicly traded, so long as Employee has no participation in the management or conduct of business of such corporation); (iii) induce or attempt to induce any employee of the Company or of any affiliate of the Company to leave his or her employ, or in any other way interfere with the relationship between the Company or any affiliate of the Company and any other employee; or (iv) induce or attempt to induce any customer, supplier, franchisee, licensee, other business relation of the Company or any affiliate of the Company to cease doing business with the Company or any affiliate of the Company, or in any way interfere with the relationship between any customer, franchisee or other business relation and the Company or any affiliate of the Company, without the prior written consent of the Company. For purposes of this Agreement, the "Noncompetition Period" shall mean the period commencing as of the date of this Agreement and ending on the date that is 180 days following the later of the Termination Date or the last day of the Severance Period.

         (b) Acknowledgement. Employee acknowledges that the provisions of this Section 5 are reasonable and necessary to protect the legitimate interests of the Company. If, at the time of enforcement of any provisions of this Section 5, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable and not enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. The parties hereto agree that the duration, scope and activities reasonable under such circumstances will be substituted for any unenforceable provisions.

6. Termination of Existing Agreements. Except as specifically provided herein, this Agreement supersedes and replaces in their entirety any and all prior understandings, employment or other agreements or representations, written or oral, by or between Employee and the Company or any affiliate of the Company, relating to the payment of or containing any provisions regarding any severance or termination benefits to or for Employee upon the termination of the employment relationship, and as of the date of this Agreement, all such understandings, agreements and representations shall terminate and shall be of no further force or effect. Notwithstanding the preceding sentence, nothing in this Agreement shall be construed or interpreted as terminating or canceling (i) any written stock option or restricted stock agreement signed by the Company and Employee in effect as of the date of this Agreement, or (ii) the terms of any stock option or restricted stock granted to Employee by the Company prior to the date of this Agreement.




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7.       Dispute Resolution. If Employee disputes any determination made by the
         Company regarding Employee's eligibility for any payments under this Agreement, the amount or terms of any payment under this Agreement, or the Company's application of any provision of this Agreement, then Employee will, before pursuing any other remedies that may be available to Employee, seek to resolve such dispute by submitting a written claim notice to the Company. The notice by Employee shall explain the specific reasons for Employee's claim and all bases therefor. The Board of Directors of the Company or its Compensation Committee will review such claim and the Company will notify Employee in writing of its response within 60 days of the date on which Employee's notice of claim was given. The notice responding to Employee's claim will explain the specific reasons for the decision. Employee agrees to submit a written claim hereunder and will not pursue any other process for resolution of such claim until Employee receives the Company's response to such claim, provided that if Employee does not receive a response to such claim within 70 days after giving notice to the Company of the claim, Employee may pursue any other process for resolution of such claim. This Section 7 does not otherwise affect any rights that Employee or the Company may have in law or equity to seek any right or benefit under this Agreement.

8. Remedies. Employee acknowledges that a breach of this Agreement by Employee will cause substantial and irreparable harm to the Company and money damages would be inadequate to fully compensate the Company. Accordingly, in the event of any actual breach or threatened breach of Employee's obligations under this Agreement, the Company will be entitled to injunctive and other equitable relief without the necessity of proving actual monetary damages. Such equitable remedies, however, will be cumulative and nonexclusive and will be in addition to any other remedy to which the Company may be entitled.

9. Sale, Consolidation or Merger. In the event of a sale of all or substantially all of the stock of the Company, or consolidation or merger of the Company with or into another corporation or entity, or the sale of all or substantially all of the operating assets of the Company to another corporation, entity or individual, the Company may assign its rights and obligations under this Agreement to its successor-in-interest and such successor-in-interest will be deemed to have acquired all rights and assumed all obligations of the Company hereunder.

10. No Offset - No Mitigation. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment. The amount of any payment provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Employee as the result of employment by another employer.

11. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement will not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.



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12.      Attorney's Fees. In the event of any action for breach of, to enforce the provisions of, or otherwise arising out of or in connection with this Agreement, the prevailing party in such action, as determined by a court of competent jurisdiction in such action, will be entitled to receive its reasonable attorney fees and costs from the other party.

13. Notices. Any notice to be given hereunder shall be deemed sufficient if given in writing and delivered personally or delivered by registered or certified mail: (i) in the case of the Company, to the Company's principal business office with attention to the General Counsel, and
         (ii) in the case of Employee, to Employee's last known address appearing on the records of the Company, or to such other address as such party may designate in writing to the other party.

14. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason whatsoever, the parties agree that such invalidity or unenforceability will not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof will remain in full force and effect and any court of competent jurisdiction may modify any objectionable provision to make it valid, reasonable and enforceable.

15. Amendment. This Agreement may be amended only by an agreement in writing signed by both parties.

16. Benefit. This Agreement is binding upon and inures to the benefit of and is enforceable by and against Employee's heirs, beneficiaries and legal representatives. The rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Minnesota.

18. Term of Certain Obligations. Unless extended by mutual written agreement of the parties prior to or upon the third anniversary of the date of this Agreement: (a) the Company's obligations to make the payments or provide the benefits set forth in Sections 1(c)(1)(A) through 1(c)(1)(D) of this Agreement or to pay the bonus amounts referred to in Section 1(d) and 1(e), and any acceleration of vesting of stock option or restricted stock grants authorized pursuant to
         Section 1(c)(2)(A) of this Agreement, shall only be effective and enforceable with respect to terminations of employment where the Termination Date, or the Notice Date with respect to terminations by Employee for Good Reason or by Company without Cause, is prior to or upon the third (3rd) anniversary of the date of this Agreement; and (b) the Employee's obligations pursuant to Section 5 of this Agreement shall terminate on the Termination Date, notwithstanding Section 5(a) of this Agreement, with respect of terminations of employment where the Termination Date is subsequent to the third (3rd) anniversary of the date of this Agreement.

19. Consultation Services. Employee agrees that, during the Severance Period, the Company may from time to time seek Employee's advice or consult with Employee, at reasonable





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         times mutually agreed by the parties, with respect to matters that
         Employee handled or issues with which Employee has particular knowledge or expertise.


         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day, month and year first above written.


COMPANY:                               VALUEVISION MEDIA, INC.


                                       By :
                                          Name:
                                               ------------------------------
                                          Its:
                                               ------------------------------


EMPLOYEE:
                                       --------------------------------------





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